CIBT EDUCATION GROUP INC.
STOCKHOLDERS’ VOTING AGREEMENT
     This Agreement dated as of December 10, 2007 is entered into by and among CIBT Education Group Inc., a corporation governed by the laws of the Province of British Columbia (the “Company”), Shane Corporation S.á.r.l., a private limited liability company (société á responsibilité limitée) under the laws of the Grand-Duchy of Luxembourg (“Shane”) and the individuals and entities listed on the signature pages hereto holding common shares or other interests in common shares of the Company (individually, a “Stockholder” and collectively, the “Stockholders”).
Recitals:
     1. The Stockholders own certain outstanding common shares (“Common Shares”) and interests in common shares of the Company;
     2. Shane is acquiring 10,000,000 Common Shares pursuant to the Agreement and Plan of Reorganization of even date herewith (the “Reorganization Agreement”); and
     3. Shane and the Stockholders wish to provide for Shane’s continuing representation on the Board of Directors of the Company in the manner set forth below.
     In consideration of the mutual covenants contained herein and the consummation of the transactions contemplated by the Reorganization Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Voting of Subject Shares.
          (a) In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote or cause to be voted all Subject Shares (as defined in Section 2 below) owned by such Stockholder, or over which such Stockholder has voting control, and otherwise use such Stockholder’s best efforts, so as to elect as directors two members designated by Shane (the “Shane Directors”). The director(s) initially designated by Shane are David Warnock and Jack Brozman and, unless otherwise agreed by the Stockholders and Shane, Shane will designate, through the second anniversary hereof, Mr. Warnock as one of the Shane Directors.
          (b) The Stockholders shall not vote to remove either Shane Director unless (i) the Stockholders are instructed to remove such director by Shane; (ii) Shane is no longer entitled to designate such director in accordance with this Agreement; or (iii) such director acts in bad faith or engages in willful misconduct.
          (c) The Company shall provide the Stockholders with 15 days’ prior written notice of any intended mailing of a notice to stockholders for a meeting at which directors are to be elected. Shane shall give written notice to all other parties to this Agreement, no later than five business days prior to such mailing, of the persons designated pursuant to Section 1(a) as nominees for election as directors, and provide such information concerning such persons as may be required to be included in the materials required in connection with the meeting. The Company agrees to nominate and recommend for election as directors the individuals designated, or to be designated, pursuant to Section 1(a). If Shane shall fail to give notice to the Company as provided above, it shall be deemed that the designees then serving as directors shall be the designees for reelection.
     2. Subject Shares. “Subject Shares” shall mean and include any and all Common Shares and/or shares of capital stock of the Company, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired by a Stockholder, however acquired, including without limitation stock splits and stock dividends.
     3. Termination. This Agreement shall terminate in its entirety upon the earlier of (i) such time as Shane or its affiliates or their respective successors and assigns hold less than 10% of the outstanding Common Shares and (ii) the second anniversary of the date hereof.
     4. No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Section 3 or 6(g) hereof. Nothing in this Section 4 shall be construed as limiting the provisions of Section 3 or 6(g) hereof.
     5. Obligations Binding on Transferees. Any person or entity affiliated with or related to a Stockholder to which Subject Shares are transferred by a Stockholder, whether voluntarily or by operation of law, shall be bound by the voting obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were a Stockholder hereunder; and no Stockholder shall transfer any Subject Shares to an affiliate or relative of a Stockholder unless such transferee provides a written instrument to the Company notifying the Company of such transfer and agreeing in writing to be bound by the terms of this Agreement.
     6. General.
          (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (b) Irrevocable Proxy. Each Stockholder hereby constitutes and appoints the executive officers of the Company, and each of them, with full power of substitution, as the proxies of such Stockholder with respect to the matters upon which such Stockholder is obligated to vote in accordance with Section 1, and hereby authorizes each of them to represent and to vote, if and only if such Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Stockholder’s Subject Shares in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the other Stockholders in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 3 hereof. Each Stockholder hereby revokes any and all previous proxies with respect to the Subject Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Subject Shares, deposit any of the Subject Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares, except in each case in a manner consistent with the voting obligations set forth in Section 1.
          (c) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations of the Stockholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.
          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to its conflict of law provisions.
          (e) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:
     If to the Company, at CIBT Education Group Inc., 1200 – 777 West Broadway, Vancouver BC, Canada V5Z 4J7 Attention: Toby Chu, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy (which shall not constitute notice hereunder) to Maitland & Company, 623 Howe Street, Suite 700, Vancouver, British Columbia, Canada V6C 2T6, Attention: Ron Paton, Esq.; or
     If to Shane, at Shane Corporation S.a.r.l. c/o Camden Partners, 500 East Pratt Street, Suite 1200, Baltimore, MD 21202, Attention: David Warnock, or at such other address as may have been furnished in writing by Shane to the other parties hereto, with a copy (which shall not constitute notice hereunder) to Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Ave., N.W., Washington, D.C. 20006, Attention: Gerry Cater, Esq.; or
     If to a Stockholder, at the address set forth below such Stockholder’s signature to this Agreement, or at such other address as may have been furnished in writing by such Stockholder to the other parties hereto.
     Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.
          (f) Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.
          (g) Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company, Stockholders holding Subject Shares representing a majority of the voting power of all Subject Shares then held by Stockholders, and Shane. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6(g) shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
          (h) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (i) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and delivered electronically or by fax, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.
          (j) Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

CIBT EDUCATION GROUP INC.

By:	/s/ Toby Chu

Name:	Toby Chu
Title:	Chief Executive Officer

SHANE CORPORATION S.Á.R.L.

By:	/s/ David Warnock

Name:	David Warnock
Title:	Manager

STOCKHOLDERS:

/s/ Toby Chu

Toby Chu

Address: c/o CIBT Education Group,
1200 - 777 West Broadway, Vancouver
BC, Canada V5Z 4J7

/s/ Tim Leong

Timothy Leong

Address: c/o CIBT Education Group,
1200 - 777 West Broadway, Vancouver
BC, Canada V5Z 4J7

Concordia Financial Management Corp

/s/ Toby Chu

Name: Toby Chu

Address: c/o CIBT Education Group,
1200 - 777 West Broadway, Vancouver BC,
Canada V5Z 4J7, Attention: Toby Chu